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                                                                   EXHIBIT 99.i



KIRKPATRICK & LOCKHART LLP                        1800 Massachusetts Avenue, NW
                                                  Suite 200
                                                  Washington, DC 20036-1221
                                                  202.778.9000
                                                  202.778.9100 Fax
                                                  www.kl.com


                                February 26, 2003


American AAdvantage Mileage Funds
4151 Amon Carter Boulevard
Fort Worth, Texas  76155

Ladies and Gentlemen:

         We have acted as counsel to American AAdvantage Mileage Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 14 to the Trust's Registration Statement on Form N-1A (File Nos. 33-91058; 811-9018) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of the Mileage Class and Platinum Class of the Money Market Mileage Fund, Municipal Money Market Mileage Fund and U.S. Government Money Market Mileage Fund, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended, and Bylaws of the Trust, and the resolutions of the Board of Trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

         Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of



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KIRKPATRICK & LOCKHART LLP


American AAdvantage Mileage Funds
February 26, 2003
Page 2


Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                        Very truly yours,

                                        /s/ Kirkpatrick & Lockhart LLP

                                        Kirkpatrick & Lockhart LLP